EXHIBIT 9(D)

                        THE MICHIGAN HERITAGE FUND
                      ACCOUNTING SERVICES AGREEMENT


    THIS ACCOUNTING SERVICES AGREEMENT (the "Agreement") is made as of the 19th day of February, 1997, by and between Declaration Fund (the "Trust") a Pennsylvania Business Trust with respect to The Michigan Heritage Fund (the "Fund"), a separate seriesofthe Trust and Declaration Service Company (the "Accounting Services Agent"), a Pennsylvania corporation.

                             WITNESSETH THAT:

    WHEREAS, the Trust is registered as a an open-end, diversified management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), and its shares are registered under the Securities Act of 1933, as amended (the "1933 Act") and

    WHEREAS, the Trust, a series investment company, may issue its shares in one or more series and

    WHEREAS, Fund has been created as a separate series of the Trust and the shares that will be issued by the Trust with respect to the Fund may be issued in separate classes (hereof the "Portfolio" or "Portfolios") and

    WHEREAS, the Trust, with respect to the Fund, and the Accounting Services Agent desire to enter into this Agreement pursuant to which the Accounting Services Agent will provide portfolio accounting services to the Portfolios of the Fund identified on Schedule A hereto, as may be amended from time to time, on the terms and conditions hereinafter set forth.

    NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement the Trust, with respect to the Fund, and the Accounting Services Agent, intending to be legally bound hereby, agree as follows

    1. APPOINTMENT OF ACCOUNTING SERVICES AGENT. The Trust on behalf of the Fund hereby appoints the Accounting Services Agent to perform the services, described in this Agreement, for the Fund as identified on Schedule A, and the Accounting Services Agent hereby accepts such appointment. The Accounting Services Agent shall act under such appointment pursuant to the terms and conditions hereinafter set forth.

    2. FUND DOCUMENTS. The Trust has provided to the Accounting Services Agent, properly certified or authenticated copies of the following Trust related documents in effect on the date hereof: the Trust's organizational documents, including the Trust Indenture and the By-Laws; the Trust's Registration Statement on Form N-1A, including all exhibits thereto; the Fund's current Prospectus and Statement of Additional Information; and resolutions of the Trust's Board of Trustees authorizing the appoint of the Accounting Services Agent and approving this Agreement. The Trust shall promptly provide to the Accounting Services Agent copies, properly certified or authenticated, of all amendments or supplements to the foregoing. The Trust shall provide to the Accounting Services Agent copies of all other information which the Accounting Services Agent may reasonably request for use in connection with its duties, including, but not limited to, a certified copy of all Trust financial statements relating to the Fund prepared by the Trust's independent public accountants. The Trust shall also supply the Accounting Services Agent with such number of copies of the current Fund Prospectus, Statement of Additional Information and shareholder reports as the Accounting Services Agent shall reasonably request.

    3. PORTFOLIO ACCOUNTING SERVICES. The Accounting Services Agent shall provide the portfolio accounting services set forth on Schedule B hereto, as the same may be amended, from time to time. The Trust shall cooperate, and shall request the Fund's investment advisor, custodian, transfer agent/shareholder servicing agent, distributor, and the Trust's legal counsel and independent public accountants to cooperate with the Accounting Services Agent and to provide it with, such information, documents and advice as the Accounting Services Agent may reasonably request in order to enable the Accounting Services Agent to perform its duties hereunder.

    4. RECORDKEEPING AND OTHER INFORMATION. The Accounting Services Agent shall create and maintain all necessary records in accordance with all applicable laws, rules and regulations, including, but not limited to, records required by Section 31(a) of the 1940 Act and the rules thereunder, as the same may be amended from time to time, relating to the various services performed by it and not otherwise created and maintained by another party pursuant to contract with the Fund. All records shall be the property of the Trust at all times and shall be available for inspection and use by the Trust. Where applicable, such records shall be maintained by the Accounting Services Agent for the periods and in the places required by Rule 31a-2 under the 1940 Act.

    5. AUDIT, INSPECTION AND VISITATION. The Accounting Services Agent shall make available during regular business hours all records and other data created and maintained pursuant to this Agreement for reasonable audit and inspection by the Trust or any person retained by the Trust. Upon reasonable notice by the Trust, the Accounting Services Agent shall make available, during regular business hours, its facilities and premises employed in connection with its performance of this Agreement for reasonable visitation by the Trust, or any person retained by the Trust.

    6. COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS. Except as otherwise provided herein, the Trust assumes full responsibility for compliance with all applicable requirements of the 1933 Act, the Securities Exchange Act of 1934, as amended, the 1940 Act, and the rules thereunder, and any other applicable laws, rules and regulations.

    7. COMPENSATION. The Trust shall pay on behalf of the Fund to the Accounting Services Agent as compensation for services rendered hereunder the annual accounting services fee set forth in Schedule A hereto. The fee shall be calculated and accrued daily and paid monthly. The Accounting Services Agent shall also be reimbursed out of Fund assets for its out-of-pocket expenses related to the performance of its duties hereunder, including, without limitation, telecommunications charges, postage and delivery services, record retention costs, reproduction charges and price quotation costs. The Accounting Services Agent's monthly invoices for accounting services fees and out-of-pocket expenses shall be paid within five days of the month-end. If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, the Accounting Services Agent shall be paid an accounting services fee out of Fund assets that is prorated for that part of the month in which this Agreement is in effect. All rights of compensation and reimbursement under this Agreement for services performed by the Accounting Services Agent as of the termination date shall survive the termination of this Agreement.

    8. APPOINTMENT OF AGENTS. The Accounting Services Agent may, at any time or times, in its discretion appoint (and may at any time remove) other parties as its agent to carry out such provisions of this Agreement as the Accounting Services Agent may from time to time direct; provided, however, that the appointment of any such agent shall not relieve the Accounting Services Agent of any of its responsibilities or liabilities hereunder.

    9. USE OF ACCOUNTING SERVICES AGENT'S NAME. The Trust shall not use the name of the Accounting Services Agent or any of its affiliates in the Fund Prospectus, Statement of Additional Information, sales literature or other material relating to the Fund in a manner not approved prior thereto in writing by the Accounting Services Agent; provided, however, that the Accounting Services Agent shall approve all uses of its and its affiliates' names that merely refer, in accurate terms, to their appointments or that are required by the Securities and Exchange Commission (the "SEC") or any state securities commission; and further provided, that in no event shall such approval be unreasonably withheld.

    10. USE OF FUND'S NAME. Neither the Trust, the Accounting Services Agent nor any of its affiliates shall use the name of the Fund or material relating to the Fund on any forms (including any checks, bank drafts or bank statements) for other than internal use in a manner not approved prior thereto by the Fund's Advisor, Dickinson Asset Management, Inc.; provided, however, that the Fund shall approve all uses of its name that merely refer in accurate terms to the appointment of the Accounting Services Agent hereunder or that are required by the SEC or any state securities commission; and further provided, that in no event shall such approval be unreasonably withheld.

    11. LIABILITY OF ACCOUNTING SERVICES AGENT. The duties of the Accounting Services Agent shall be limited to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Accounting Services Agent hereunder. The Accounting Services Agent shall not be liable for any error of judgement or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except to the extent of loss resulting from willful misfeasance, bad faith, negligence or reckless disregard of its obligations and duties under this Agreement. The Accounting Services Agent may consult counsel to the Trust or the Trust's independent public accountants or other experts with respect to any matter arising in connection with the Accounting Services Agent's duties, and the Accounting Services Agent shall not be liable for any action taken or omitted by the Accounting Services Agent, in good faith, in reliance on the oral or written advice of such counsel, accountants or other experts. The Accounting Services Agent shall not be liable for any action taken or omitted in reliance on the oral or written instruction, authorization, approval or information provided to the Accounting Services Agent by any person reasonably believed by the Accounting Services Agent to be authorized by the Trust to give such instruction, authorization, approval or information. The Accounting Services Agent shall not be liable for any loss, liability, damage or cost arising out of the inaccuracy of prices quoted or corporate action information supplied by any pricing service or the Trust, and used by the Accounting Services Agent in calculating the daily net asset value of the Fund. Moreover, the Accounting Services Agent shall have no responsibility or duty to include information or valuations to be provided by the Trust with respect to the Fund in any computation unless and until it is timely supplied to the Accounting Services Agent in useful form and shall have no duty to gather or record corporate action information not supplied by the Trust, the Fund's custodian or pricing service. The Accounting Services Agent shall not be liable or responsible for any acts or omissions of any predecessor accounting services agent or any other persons having responsibility for matters to which this Agreement relates prior to the effective date of this Agreement nor shall the Accounting Services Agent be responsible for reviewing any such acts or omissions. Any person, even though also an officer, employee or agent of the Accounting Services Agent or any of its affiliates, who may be or become an officer or Trustee of the Trust, shall be deemed, when rendering services to the Trust as such officer or Trustee to be rendering such services to or acting solely for the Trust and not as an officer, employee or agent or one under the control or direction of the Accounting Services Agent or any of its affiliates, even though paid by one of those entities. As used in this Section 11 (except the preceding sentence) and in Section 12, the term "Accounting Services Agent" shall include officers, employees and other agents of the Accounting Services Agent.

    12. INDEMNIFICATION. The Trust shall indemnify and hold harmless the Accounting Services Agent out of Fund Assets against any and all liability, loss, damage, claim and expense (including, without limitation, reasonable attorneys' fees and disbursements and investigation expenses incident thereto), arising directly or indirectly from any act or omission to act by the Accounting Services Agent (i) in connection with the performance of its duties under this Agreement or (ii) for which it is not liable pursuant to
Section 11 of this Agreement. This indemnity shall apply to any liability and expense arising under applicable securities laws. The Accounting Services Agent shall not be entitled to indemnity hereunder for any liability or expense resulting from the Accounting Services Agent's own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement. The right to indemnity hereunder shall include the right to advancement of defense expenses out of Fund assets in the event of any pending or threatened litigation; provided, however, that the Accounting Services Agent shall agree that any advancement of expenses shall be returned to the Trust for repayment to the Fund with interest at an annual rate of prime plus one percent if it is ultimately determined by an administrative or judicial tribunal that the expenses (and related liability, if any) resulted from the Accounting Services Agent's own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement.

    The Accounting Services Agent shall give prompt written notice to the Trust of a written assertion or claim of any threatened or pending legal proceeding which may be subject to indemnity under this Section; provided, however, that failure to notify the Trust of such written assertion or claim shall not operate to relieve the Trust of any liability arising hereunder. The Trust shall be entitled, if it so elects, to assume the defense the cost to be paid out of Fund Assets of any suit brought to enforce a claim subject to this Indemnity, and such defense shall be conducted by counsel chosen by the Trust and satisfactory to the Accounting Services Agent; provided, however, that if the defendants include both the Accounting Services Agent and the Trust, and the Accounting Services Agent shall have reasonably concluded that there may be one or more legal defenses available to it which are different from or additional to those available to the Trust ("conflict of interest"), the Trust shall not have the right to elect to defend such claim on behalf of the Accounting Services Agent, and the Accounting Services Agent shall have the right to select separate counsel to defend such claim on behalf of the Accounting Services Agent. In the event that the Trust elects to assume the defense of any claim pursuant to the preceding sentence and retains counsel satisfactory to the Accounting Services Agent, the Accounting Services Agent shall bear the fees and expenses of additional counsel retained by it, except for reasonable investigation costs which shall be borne by the Trust out of Fund assets. If the Trust (i) does not elect to assume the defense of a claim, (ii) elects to assume the defense of a claim but chooses counsel that is not satisfactory to the Accounting Services Agent, or (iii) has no right to assume the defense of a claim because of a conflict of interest, the Trust shall advance or reimburse the Accounting Services Agent, at the election of the Accounting Services Agent out of Fund assets, reasonable fees and expenses of any counsel retained by the Accounting Services Agent, including reasonable investigation costs providing such fees and expenses are reimbursable to the Accounting Services Agent according to the terms of this Agreement.

    13. SCOPE OF DUTIES. The Accounting Services Agent and the Trust shall regularly consult with each other regarding the Accounting Services Agent's performance of its obligations and its compensation under the foregoing provisions. In connection therewith, the Trust shall submit to the Accounting Services Agent, at a reasonable time in advance of filing with the SEC, copies of any amendments or supplements to the Registration Statement of the Trust relating to the Fund (including exhibits) under the 1940 Act and the 1933 Act, and, at a reasonable time in advance of their proposed use, copies of any amended or supplemented forms relating to any plan, program or service offered by the Trust with respect to the Fund.
Any change in such materials that would require any change in the Accounting Services Agent's obligations under the foregoing provisions shall be subject to the Accounting Services Agent's approval. In the event that a change in such documents or in the procedures contained therein increases the cost or burden to the Accounting Services Agent of performing its obligations hereunder, the Accounting Services Agent shall be entitled to receive additional reasonable compensation therefor.

    14. DURATION. This Agreement shall become effective as of the date first written above and shall continue in force for two years from that date (the "Initial Term"). Thereafter, this Agreement shall continue in force from year to year (each a "Successive Term"), provided continuance after the Initial Term is approved at least annually by the vote of a majority of the Trustees of the Trust.

    15.  TERMINATION.  This Agreement shall terminate as follows:

         a. This Agreement shall terminate automatically in the event of its assignment, unless agreed to by the parties hereto.

         b. Either the Trust or the Accounting Services Agent may terminate this Agreement prior to the commencement of any Successive Term by providing to the other party at least 90 days prior written notice of such termination.

         c. Either of the parties (the "terminating party") may terminate this Agreement during the Initial Term or any Successive Term in the event of a material breach of this Agreement by one of the other parties (the "breaching party"), provided the terminating party has given to the breaching party written notice of such breach, and the breaching party has not remedied such breach within 45 days after receipt of such notice.

    Upon the termination of this Agreement, the Trust shall pay out of Fund assets to the Accounting Services Agent such compensation and out-of-pocket expenses as may be payable for the period prior to the effective date of such termination. In the event the Trust designates a successor to any of the Accounting Services Agent's obligations hereunder, the Accounting Services Agent shall, at the expense and direction of the Trust out of Fund assets, transfer to such successor all relevant books, records and other data established or maintained by the Accounting Services Agent under the foregoing provisions.

    Sections 7, 9, 10, 11, 12, 15, 16, 20, 21, 22, 23, 24 and 25 shall indefinitely survive any termination of this Agreement.

    16. FORCE MAJEURE. The Accounting Services Agent shall not be liable for any delays or errors in the performance of its obligations hereunder occurring by reason of circumstances not reasonably foreseeable and beyond its control, including, but not limited to, acts of civil or military authority, national emergencies, work stoppages, fire, flood, catastrophe, acts of God, insurrection, war, riot or failure of communication or power supply. In the event of equipment breakdowns which are beyond the reasonable control of the Accounting Services Agent and not primarily attributable to the failure of the Accounting Services Agent to reasonably maintain or provide for the maintenance of such equipment, the Accounting Services Agent shall, at no additional expense to the Trust, take reasonable steps in good faith to minimize service interruptions, but shall have no liability with respect thereto.

    17. AMENDMENT. The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by the Accounting Services Agent and the Trust.

    18. NON-EXCLUSIVE SERVICES. The types of services rendered by the Accounting Services Agent hereunder are not exclusive. The Accounting Services Agent may render such services to any other investment company and have other businesses and interests.

    19. DEFINITIONS. As used in this Agreement, the terms "assignment" and "interested person" shall have the respective meanings specified in the 1940 Act and the rules enacted thereunder as now in effect or hereafter amended.

    20. CONFIDENTIALITY. The Trust and the Accounting Services Agent shall treat confidentially and as proprietary information of the Fund all records and other information relating to the Fund and prior, present or potential shareholders and shall not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except as may be required by administrative or judicial tribunals or as requested by the Advisor, Dickinson Asset Management, Inc.

    21. NOTICE. Any notices and other communications required or permitted hereunder shall be in writing and shall be effective upon delivery by hand or upon receipt if sent by certified or registered mail (postage prepaid and return receipt requested) or by a nationally recognized overnight courier service (appropriately marked for overnight delivery) or upon transmission if sent by telex or facsimile (with request for immediate confirmation of receipt in a manner customary for communications of such respective type and with physical delivery of the communication being made by one or the other means specified in this
Section 21 as promptly as practicable thereafter). Notices shall be addressed as follows:

                    (a)  if to the Trust:
                         Declaration Trust
                         555 North Lane, Suite 6160
                         Conshohocken, PA 19428
                         ATTN:  Mr. Terence P. Smith, Secretary

                         with a copy to:

                         Dickinson Asset Management, Inc.
                         301 Mac Avenue
                         East Lansing, MI 48823
                         Attn:  Mr. C. David Dickinson

                    (b)  if to the Accounting Services Agent:
                         Declaration Service Company
                         555 North Lane, Suite 6160
                         Conshohocken, PA  19428
                         Attn: Mr. Terence Smith, President

or to such other respective addresses as the Advisor, the Trust, or the Accounting Services Agent shall designate by like notice, provided that notice of a change of address shall be effective only upon receipt thereof.

    22. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

    23. GOVERNING LAW. This Agreement shall be administered, construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania to the extent that such law is not preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time.

    24. ENTIRE AGREEMENT. This Agreement (including the Exhibits attached hereto) contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior written or oral agreements and understandings with respect thereto.

    25. MISCELLANEOUS. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction. This Agreement may be executed in two counterparts, each of which taken together shall constitute one and the same instrument.

    IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.


                              DECLARATION FUND with respect to
                              The Michigan Heritage Fund


                                   /S/ Terence P. Smith
                              By:  -------------------------------
                                       Terence P. Smith, Secretary


                              DECLARATION SERVICE COMPANY

                                   /S/ Terence P. Smith
                              By:  ------------------------------
                                   Terence P. Smith, President

                                SCHEDULE A

                        The Michigan Heritage Fund

                        Portfolio and Fee Schedule


Portfolios covered by Accounting Services Agreement:

          The Michigan Heritage Fund



Fees for accounting services
  on behalf of the Portfolios:

  System setup                                    $75.00/hour Inside personnel
                                                $150.00/hour Outside personnel

  First Class of Shares/ portfolio                         $ 22,000   Annually
  Each additional class/ portfolio                           10,000


    Plus standard out of pocket expenses including (but not limited to): postage, courier, telephone line, travel (subject to pre-approval by C. David Dickinson unless such travel is required to perform Accounting Services duties under this Agreement), price quotation services, Fund specific costs related to Fund/SERV and Networking, printing, bank service charges, wire charges, and other standard miscellaneous items.

                                SCHEDULE B

    Accounting Services Provided by Declaration Services Company

 1. Journalize each Portfolio's investment, capital share and income and expense activities;

 2. Verify investment buy/sell trade tickets when received from the advisor and transmit trades to the Fund's custodian for proper settlement;

 3. Maintain individual ledgers for investment securities;

 4. Maintain historical tax lots for each security;

 5. Reconcile cash and investment balances of each Portfolio with the custodian, and provide the advisor with the beginning cash balance available for investment purposes;

 6. Update the cash availability throughout the day as required by the advisor;

 7. Post to and prepare each Portfolio's Statement of Assets and Liabilities and Statement of Operations;

 8. Calculate expenses payable pursuant to the Fund's various contractual obligations;

 9. Control all disbursements from the Fund on behalf of each Portfolio and authorize such disbursements upon instructions of the Fund;

10. Calculate capital gains and losses;

11. Determine each Portfolio's net income;

12. At the Portfolio's expense, obtain security market prices or if such market prices are not readily available, then obtain such prices from services approved by the advisor, and in either case calculate the market or fair value of each Portfolio's investments;

13. Where applicable, calculate the amortized cost value of debt instruments;

14. Transmit or mail a copy of the portfolio valuations to the advisor;

15. Compute the net asset value of each Portfolio;

16. Report applicable net asset value and performance data to performance tracking organizations;

17. Compute each Portfolio's yields, total returns, expense ratios and portfolio turnover rate;

18. Prepare and monitor the expense accruals and notify Fund management of any proposed adjustments;

19. Prepare monthly financial statements, which will include, without limitation, the Schedule of Investments, the Statement of Assets and Liabilities, the Statement of Operations, the Statement of Changes in Net Assets, the Cash Statement, and the Schedule of Capital Gains and Losses;

20. Prepare monthly security transactions listings;

21. Prepare monthly broker security transactions summaries;

22. Supply various Fund and Portfolio statistical data as requested on an ongoing basis;

23. Assist in the preparation of support schedules necessary for completion of Federal and state tax returns;

24. Assist in the preparation and filing of the Fund's annual and semiannual reports with the SEC on Form N-SAR;

25. Assist in the preparation and filing of the Fund's annual and semiannual reports to shareholders and proxy statement;

26. Assist with the preparation of amendments to the Fund's Registration Statements on Form N-1A and other filings relating to the registration of shares;

27. Monitor each Portfolio's status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended from time to time ("Code");

28. Determine the amount of dividends and other distributions payable to shareholders as necessary to, among other things, maintain the qualification as a regulated investment company of each Portfolio of the Fund under the Code; and

29. Provide other accounting services as may be agreed from time to time in writing by the Fund and the Accounting Services Agent.